                                                                     Exhibit 2.3

                               SECOND AMENDMENT TO
                       FIRST RESTATEMENT OF AGREEMENT AND
                             PLAN OF REORGANIZATION

                  This SECOND AMENDMENT TO FIRST RESTATEMENT OF AGREEMENT AND PLAN OF REORGANIZATION (the "Second Amendment") is dated as of ________ 1999 and entered into by and between The Bank of Hemet (the "Bank") and Pacific Community Banking Group (the "Company").

                  WHEREAS, the Bank and the Company entered into a First Restatement of Agreement and Plan of Reorganization dated as of January 5, 1999 (the "Agreement"); and a First Amendment to the Agreement dated as of March 24, 1999.

                  WHEREAS, the parties hereto desire to amend the Agreement and the First Amendment as provided in this Second Amendment.

                  NOW, THEREFORE, in consideration of the premises and mutual promises of the parties set forth below, the parties hereto agree as follows:

                  1. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

                  2. Recital C of the Agreement is hereby amended to read in its entirety as follows:

                  "C. At the Effective Time (hereinafter defined below) of the Merger, all of the issued and outstanding shares of Bank Stock, except for shares of Bank Stock held by Dissenting Shareholders (as hereinafter defined below), shall be converted into and exchanged for a combination of shares of Company Stock and Warrants exercisable into shares of Company Stock, all upon the terms and subject to the conditions hereinafter set forth;"

                  3. Recital I is hereby added to read in its entirety as follows:

                  "i. For federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Bank, the Company and PCBG Merger Corporation will each be "a party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger;"

                  4. The definition of Bank Shareholder is hereby added to read in its entirety as follow:

                  "'Bank Shareholder' shall mean any holder of Bank Stock or an option to purchase Bank Stock immediately prior to the Merger."

                  5. The definition of Expected Net Proceeds is hereby deleted.

                  6. The definition of "Offering" is hereby amended to read in its entirety as follows:

                  "'Offering' shall mean a public offering underwritten by the Underwriters (as defined below), as determined by the Company in its sole discretion, of a certain number of shares of Company Stock as determined by the Company in its sole discretion, of shares of the Company held by shareholders of the Bank and Valley Bank and newly issued shares, at a gross offering price of not less than $15.00 per share, as described in Section 7.14."

                  7. The definition of "S-l" is hereby amended in its entirety as follows:

                  "'S-1' means the registration statement on Form S-1 to be filed with the SEC relating to the registration under the Securities Act of the shares of Company Stock held by shareholders of the Bank and Valley Bank to be sold, and shares of Company Stock to be issued, in the Offering."

                  8. The definition of "Selling Shareholder" is hereby added to read in its entirety as follows:

                  "'Selling Shareholder' shall mean any Bank shareholder or holder of a Bank stock option who elects to sell his or her shares of Bank Stock or to exchange his or her options and sell the Company Stock received in exchange therefore in the Offering."

                  9. The definition of "Total Acquisition Costs" is hereby deleted.

                  10. The definition of "Undesignated Shares" is hereby added to read in its entirety as follows:

                  "'Undesignated Shares' shall have the meaning given such term in Section 2.10."

                  11. A second sentence is hereby added to Section 2.1(b), which will read in its entirety as follows:

                  "Holders of Bank Stock shall have a right to sell in the Offering all the shares of Company Stock received in exchange for Bank Stock as they so elect, as provided in Section 2.10, provided that if more than 88% or less than 75% of the shares of Company Stock received by the Bank Shareholders (including, for this purpose, holders of Bank stock options, as provided in Section 2.8) is elected to be sold in the Offering, the shares sold in the Offering by each Selling Shareholder shall be adjusted. If more than 88% of the shares of Company Stock received by the Bank Shareholders (including, for this purpose, holders of Bank stock options, as provided in Section 2.8) is elected to be sold in the Offering, the shares sold in the Offering by each Selling Shareholder shall be decreased ratably in proportion to the number of shares requested to be sold, so that the total number of shares retained (i.e., not sold in the Offering) by the Bank Shareholders in the aggregate is equal to at least 12% of the Company Stock received by the Bank Shareholders. If less than 75% of the shares of Company Stock received by the Bank Shareholders (including, for this purpose, holders of Bank stock options, as provided in Section 2.8) is elected to be sold in the Offering, the shares sold in the Offering by each Selling Shareholder so electing shall be increased ratably in proportion to the number of shares requested to be sold, so that the total number of shares retained (i.e., not sold in the Offering) by the Bank Shareholders in the aggregate is equal to no more than 25% of the Company Stock received by the Bank Shareholders. If, after such proration, the number of shares to be retained by all Bank Shareholders in the aggregate remains more than 25%, then each of the Directors hereby agrees to decrease the number of shares retained by them, ratably in proportion to their total shareholdings, to the extent necessary to aggregate retention of 25%. The Selling Shareholder shall receive, for each share of Company Stock sold in the Offering, the price at which shares are sold in the Offering, without reduction for expenses or commissions of the Offering, it being understood that the Company shall bear such expenses and commissions."

                  12. Section 2.1(e) is hereby amended to read in its entirety as follows:

                  (e) COMPANY CORPORATE GOVERNANCE CHANGES. The Charter Documents of the Company as in effect immediately prior to the Effective Time shall continue in effect after the Merger until thereafter amended in accordance with applicable law and the members of the Board of Directors and the Executive Officers of the Company immediately prior to the Merger shall continue in their respective positions after the Merger and be the Board of Directors and the Executive Officers of the Company, except that the Company shall have taken prior to the Effective Time all necessary steps so that, (i) two (2) individuals from the Board of Directors or executive staff of the Bank, which are intended to be Mr. Jaqua and Mr. Harold Williams, shall be appointed to the Board of Directors of the Company, shall be renominated by the Board of Directors for election at the Company's yearly annual meetings for a minimum of (3) three years;(ii) two (2) individuals from the Board of Directors of Valley Bank shall be appointed to the Board of Directors of the Company; and (iii) the individuals elected to fill such four (4) directorships shall be annual appointments as selected in the sole discretion of the Company; (clauses
(i)-(iii) being hereinafter collectively referred to as the "Company Corporate Governance Changes")."

                  13. Section 2.4 is hereby amended to read in its entirety as follows:

                  "2.4 THE AGGREGATE PURCHASE CONSIDERATION AND PER SHARE CONSIDERATION. The Aggregate Purchase Consideration shall be equal to the sum of
(i) the product of 844,278 and the Per Share Consideration and (ii) the Aggregate Option Price. The Per Share Consideration shall be equal to 3.4 shares of Company Stock for each share of Bank Stock, plus one (1) Warrant."

                  14. Section 2.5 is hereby amended to read in its entirety as follows:

                  "2.5 DELIVERY OF CONSIDERATION. At the Closing, the Company will deliver to the Exchange Agent an amount of Company Stock and Warrants equal to the Aggregate Purchase Consideration, plus any cash payment for a fractional share of Company Stock. In the case of shares of Company Stock to be sold in the Offering, as provided in Section 2.1(b), the Exchange Agent shall deliver such shares to, or pursuant to the direction of, the Underwriters. In the case of all other shares of Company Stock, and the cash and Warrants, the Exchange Agent shall deliver the same to the Selling Shareholders, provided that share certificates formerly evidencing Bank Stock (duly executed and in proper form for transfer, or a lost certificate affidavit acceptable to the Company) shall have been delivered to the Exchange Agent in accordance with this Section 2.5,
Section 2.10 and an agreement to be entered into between the Company and the Exchange Agent."

                  15. Section 2.8 is hereby amended to read in its entirety as follows:

                  "2.8 STOCK OPTIONS. Immediately prior to the Effective Time of the Merger, all stock options will be fully vested and each holder of a Bank Option will be given the opportunity to, in whole or in part, cancel such option and receive Company Stock equal to the number of shares of Bank Stock covered by such option multiplied by the number obtained by subtracting the exercise price of such option from the Per Share Consideration in effect on the Closing Date (i.e., shares subject to option times ($51.00 minus exercise price of option), all divided by $15.00) (the total of sum of such payments for all Bank Options so cancelled shall be defined as the "Aggregate Option Price"). Holders of Bank Options who elect to cancel their options in exchange for Company Stock (and Warrants, as provided in the next sentence) will have their Bank Options cancelled immediately prior to the Effective Time. For each 3.4 shares of Company Stock paid by the Company in exchange for options on Bank Stock as provided in the previous two sentences, each holder of a bank option will also receive one (1) Warrant. Such payment may be made either by the Bank, the Company or a combination of both as determined in the sole discretion of the Company. Each such option holder shall be afforded an election to have the shares so received in the Offering, upon substantially identical terms as the Selling Shareholders, and subject to proration together with and on the same terms as the Selling Shareholders. All remaining Bank Options which are entitled to participate in the Aggregate Option Price but the holder of a Bank Option elects not to participate in the Aggregate Option Price shall be cancelled immediately prior to the Effective Time of the Merger."

                  16. Section 2.9 is hereby amended to read in its entirety as follows:

                  "2.9 DIRECTORS' AGREEMENTS. The Directors' Agreements previously entered into by each of the Directors of the Bank continue to be in full force and effect, and shall apply to the Agreement as amended pursuant to this Second Amendment. By signing this Second Amendment, each of the Directors of the Bank so agrees."

                  17. Section 2.10 is hereby amended to read in its entirety as follows:

                  "2.10 (a) TRANSMITTAL LETTER. On or about the mailing date of the Joint Proxy Statement/Prospectus, the Company, the Bank or the Company's Exchange Agent shall mail appropriate transmittal materials to the stockholders of Bank Stock, in form acceptable to the Company. The transmittal materials shall include documentation by which stockholders may indicate their election regarding the sale of shares in the Offering, subject to the possible adjustment as provided in Section 2.1(b), and shall provide that sale in the Offering will be contingent on the completion of the Offering. The transmittal letter shall also contain a power of attorney authorizing an authorized representative of the Company to exchange the Bank's shares for Company shares, and then immediately deliver the Company shares to the Underwriter for sale in the Offering. The transmittal letter shall also require a signature guarantee, from a bank or brokerage with medallion capability. The holder of Bank Stock shall be instructed to send to the Company, or to the entity designated by the Company (which may be the Bank or the Exchange Agent), the holder's Bank Stock certificates with the properly completed letter of transmittal. The transmittal letter shall contain an election box and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Bank Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as Company requires). The transmittal materials shall identify the Election Deadline established by the Company, which shall not be less than 30 days from the date of mailing of such transmittal letter to the holder (or such shorter time as the Bank may approve), and shall state that any share of Bank Stock (other than Dissenting Common Stock) with respect to which the holder (or the Beneficial Owner, as the case may be) shall not have submitted an effective, properly completed letter of transmittal together with the Bank Stock certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder, and shall not sell Company Stock in the Offering. The Bank shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

                  (b) PROPER AND TIMELY ELECTION. Any Election shall have been properly made and effective only if the Company or its designee shall have actually received a properly completed letter of transmittal by the date and time established by the Company and specified in the transmittal materials, as such date and time may be extended by the Company in its discretion (the "Election Deadline"). A letter of transmittal shall be deemed properly completed only if an Election is indicated for each share of Bank Stock covered by such letter of transmittal and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Bank Stock owned by the holder of Bank Stock, together with duly executed transmittal materials included in or required by the letter of transmittal. Any Election may be revoked or changed by the person submitting a revised, properly completed letter of transmittal at or prior to the Election Deadline. In the event a letter of transmittal is revoked prior to the Election Deadline, the shares of Bank Stock represented by such Election shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and the Company shall cause the certificates representing such shares of Bank Stock to be promptly returned without charge to the person submitting the revoked Election upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election, the Company or the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the letter of transmittal, and any decisions of the Company and Bank required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither the Company nor the Exchange Agent shall be liable for the failure to notify any person of any defect in an Election or the letter of transmittal, provided that the Company uses its reasonable best efforts promptly to notify (or to cause the Exchange Agent promptly to notify) any holder of Bank Stock of any defect in an Election or the Letter of Transmittal.

                  (c) If the aggregate number of shares of Bank Stock as to which Elections to sell shall have effectively been submitted would, absent proration, result in the sale in the Offering of more or less shares than are permitted pursuant to Section 2.1(b), then the sales in the Offering shall be increased or reduced pro rata as provided in Section 2.1(b) in order to ensure that the shares sold by Selling Shareholders in the Offering do not exceed or are not less than the amounts provided in Section 2.1(b).

                  (d) CALCULATIONS. The calculations required by this Section
2.10 shall be prepared by the Company prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer or Chief Executive Officer of the Company and furnished to the Bank at least two Business Days prior to the Closing Date showing the manner of calculation in reasonable detail. Any cash payment shall be rounded to the nearest cent.

                  (e) NO FRACTIONAL SHARES OR WARRANTS. Notwithstanding any other provisions of this Agreement, each holder of shares of Bank Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Company Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Company Stock multiplied by $15.00. Notwithstanding any other provision of this Agreement, no fractional warrants shall be issued, and no cash or other consideration shall be paid in lieu of fractional warrants. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Company Stock."

                  18. Section 3.4 is hereby deleted, and Sections 3.4, 3.5, 3.6 and 3.7 are hereby amended in full as follows:

                  "3.4 EXCHANGE PROCEDURES.

                       (a) EXCHANGE AGENT. Prior to the Effective Time, the Company shall deposit with the Exchange Agent shares of Company Stock and Warrants to be issued to selling shareholders of the Bank, such shares being the number of shares of Company Stock equal to the Aggregate Purchase Consideration issuable in the Merger. The Exchange Agent shall deliver or cause to be delivered to the Underwriter those of such shares to be sold in the Offering. Upon completion of the Offering, the Underwriter will deposit with the Exchange Agent the gross proceeds of the sale of shares by selling shareholders in the Offering. The Exchange Agent shall distribute to each selling shareholder the cash proceeds, shares of Company Stock and Warrants to which such selling shareholder is entitled, provided that the selling shareholder shall have delivered the requisite letter of transmittal and Bank share certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Company Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

                       (b) EXCHANGE OF CERTIFICATES. Each holder of a certificate formerly representing Bank Stock (other than Dissenting Common Stock) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials required by
Section 2.10, to the Exchange Agent shall, upon acceptance thereof, be entitled to the Per Share Consideration of a certificate representing Company Stock or the proceeds of the sale of such stock in the Offering and Warrants into which the shares of Bank Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of Company Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such Bank certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.4, each certificate representing Bank Stock shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Consideration Company Stock and a Warrant, as the case may be, upon such surrender. The Company shall not be obligated to deliver the consideration to which any former holder of Bank Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Bank Stock for exchange as provided in this Article III. If any certificate for shares of Company Stock, or any check representing declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

                       (c) PAYMENT TO HOLDERS OF A BANK OPTION. Each holder of a Bank Option who presents a demand for cancellation and payment of such Bank Option as provided in Section 2.8 of the Agreement to the Exchange Agent prior to the Closing shall, upon acceptance thereof, be entitled to the per share equivalent of the Aggregate Option Price. Upon receipt of the Aggregate Purchase Consideration and as soon as reasonably possible after the Closing, the Exchange Agent shall deliver to each former holder of a Bank Option the consideration due each such holder under Section 2.8 of the Agreement, in the form of shares of Company Stock and Warrants as provided therein, or in the form of cash, if the shares received in exchange for the cancellation of the Bank Option were submitted for sale in the Offering as provided in Section 7.14(b). The Exchange Agent shall be entitled to rely upon the records of the Bank and the information provided in such demand for cancellation documentation provided by any such holder of a Bank Option, as verified by the Company as to the method and means of payment and disposition of such consideration.

                       (d) AFFILIATES. Certificates surrendered for exchange by any person constituting an "affiliate" of Bank for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of Company Stock until the Company has received a written agreement from such person as provided in Section 6.25.

                  3.5 VOTING AND DIVIDENDS. Former shareholders of record of Bank shall not be entitled to vote after the Effective Time at any meeting of Company shareholders the number of whole shares of Company Stock into which their respective shares of Bank Stock are converted, until such holders have exchanged their certificates representing Bank Stock for certificates representing Company Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Sections
2.10 and 3.4 of this Agreement, each certificate theretofore representing shares of Bank Stock (other than shares to be canceled pursuant to Section 2.1 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Consideration consisting of shares of Company Stock and a Warrant, and cash in lieu of fractional shares, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Company Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of Bank Stock with respect to the shares of Company Stock represented thereby, until the holder of such certificate of Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Bank Stock for which shares of Company Stock are to be issued, there shall be paid to the holder of the certificates, without interest,
(i) the amount of any cash payable with respect to a fractional share of Company Stock to which such holder is entitled pursuant to Section 2.1 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Company Stock."

                  3.6 NO LIABILITY. Neither the Company, the Bank nor the Exchange Agent shall be liable to any holder of shares of Bank Stock for any shares of Company Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  3.7 WITHHOLDING RIGHTS. The Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Bank Stock in respect of which such deduction and withholding was made by the Company or the Exchange Agent."

                  19. Section 5.18 is hereby amended to read in its entirety as follows:

                  "5.18 CAPITAL OF COMPANY, OFFERING AND COMMITMENTS. The Company intends to use its best efforts to conduct the Offering in order to permit stockholders of the Bank and Valley Bank, to sell shares of Company Stock and to provide capital for expenses, growth and operations of the Company. As of the date of this Agreement, the Company and Sutro have entered into the Engagement Agreement, a copy of which has been provided to the Bank and which has not been terminated or materially altered, except that the Company can change its relationship with Sutro, or increase or decrease the number of underwriters or co-mangers of the Offering, in the Company's sole discretion. The Company shall not impose any cost or expense of the Offering, including Underwriter costs and expenses, on any selling shareholder."

                  20. The first sentence of Section 6.8 is hereby amended to read in its entirety as follows:

                  "As soon as practicable, the Company and the Bank shall prepare the S-4 and the proxy statement ("Proxy Statement") and take all action necessary in accordance with applicable Rules and its Charter Documents to submit the Agreement and the transactions contemplated hereby to its shareholders for approval by June 21, 1999, or as otherwise reasonably directed by the Company."

                  21. Section 7.14 is hereby amended to read in its entirety as follows:

                  "7.14 THE OFFERING.

                  (a) The Company intends to conduct the Offering in order to permit stockholders of the Bank and Valley Bank, to sell shares of Company Stock and to provide capital for expenses, growth and operations of the Company. All shareholders of the Bank will be given the opportunity to sell shares of the Company (whether in exchange for Bank Stock or Bank Options) in the Offering, subject to proration as provided in Section 2.1(b). Shares of Company Stock sold by the selling shareholders will not incur any cost and expenses of the Offering, and that pursuant to the terms of this Section 7.14, the amount of cash from the Offering to be received by a Selling Shareholder will not be less than $15.00 per share.

                  (b) All holders of Bank Options who exchange their options for shares Company Stock and elect to sell the shares of Company Stock so received may do so without having to first exercise such options. Such option holders wishing to sell shares of Company Stock underlying their options to be received in exchange for the Bank Options may do so by depositing with the Exchange Agent the options with respect to the shares of Bank Stock to be exchanged prior to the Offering, together with appropriate Letters of Transmittal properly completed and executed. At the time of the Merger, the Bank Options will be deemed exchanged for the number of shares of Company Stock and Warrants as provided in Section 2.8, and, upon completion of the Offering, the Exchange Agent will distribute to each former option holder (a) the proceeds of sale of those of such shares that are sold in the Offering, and (b) the shares and cash to which the former option holder is entitled.

                  (c) All Directors and officers of the Company and the Surviving Bank have undertaken in writing with the Underwriters not to sell any Warrants or shares of Company Stock held by them for a period of six months following the completion of the Offering unless specifically granted permission to do so by the Underwriters, such undertaking is in full force and effect. It is understood that the Underwriters will (a) reduce the period from six months to ninety (90) days, and (b) exclude from the effect of these undertakings those shares sold in the Offering.

                  (d) Simultaneously with, and upon the condition of, the consummation of the acquisition of the Bank, the Company through the Underwriters intends to consummate the Offering at a gross public offering price of at least $15.00 per share. If the Offering cannot be consummated at a gross public offering price of at least $15.00 per share, the Company will not be obligated to proceed with the Offering and the acquisition of the Bank and Valley Bank."

                  22. Section 9.4 is hereby amended to read in its entirety as follows:

                  "9.4 STOCK OFFERING. An election to sell shares in the Offering shall have been made, and proper documentation submitted, with respect to not less than 75% of the shares of Company Stock received by holders of Bank Stock. The Company shall have entered into a firm commitment underwriting agreement for the Offering, and all conditions to the consummation of the Offering, other than the completion of the mergers of PCBG Merger Corporation with the Bank and of Interim Valley Bank with Valley Bank, shall have been satisfied or waived."

                  23. Section 9.8 is hereby added to read in its entirety as follows:

                  "9.8 TAX OPINION. The Company shall have received from its accountants an opinion for the benefit of the holders of Bank Stock reasonably satisfactory to the Company and the Bank to the effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes to the Company or the Bank, the issuance of Company Stock or Warrants shall not result in the recognition of gain or loss by the holders of Bank Stock who receive Company Stock and Warrants in connection with the Merger, and shall state that the holding period for Company Stock, for purposes of capital gains taxation, shall include the period during which Bank Stock was held. This opinion shall be dated prior to the date the Proxy Statement is first mailed to the shareholders of the Company and the Bank and such opinions shall not have been withdrawn or modified in any respect."

                  24. Section 11.18 is hereby amended to read in its entirety as follows:

                  11.18 PROFESSIONAL FEES. The Bank's costs and expenses for professional expenses in connection with the transaction contemplated by this Agreement, including investment banking, accounting, attorney and any related costs and expenses, shall not exceed the amount that would be reasonable and customary for a transaction as described in this Agreement. Investment banking fees are as set forth in Exhibit 4.14. The accounting and attorney fees, and related costs and expenses thereto, of the Bank shall not exceed $200,000 in the aggregate. The Company agrees that it will promptly reimburse the Bank at the close or termination for the first $75,000 of legal and attorney fees and expenses incurred by the Bank since November 15, 1998 directly related to this transaction with the Company, and the Bank shall pay for any additional accounting and attorney fees and expenses incurred by the Bank thereafter. The Company also consents to the Bank paying at the close up to $25,000 to William Cockrum for his investment banking services to the Bank related to this transaction with the Company.

                  25. Section 14.1(a)(vi) is hereby amended to read in its entirety as follows:

                  "(vi) by the Company or the Bank by June 28, 1999, unless regulatory approvals and/or completion of the Offering is relatively imminent and is expected to be completed in the near future, in which case the date in this subsection shall be automatically extended for up to an additional 30 days."

                  26. Section 14.1(e)(iv) is hereby added to read in its entirety as follows:

                  "(iv) If this Agreement is terminated by the Company before the

Closing as a result of a default by the Company in the performance of Sections
5.18 and 7.14, no costs, expenses, fees or other liability or damages will be accrued or incurred by the Company or any of its representatives or agents."

                  27. This Second Amendment may be entered into in one or more counterparts, all of which shall be considered one in the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                  28. Except as herein amended, the Agreement and the First Amendment shall remain in full force and effect.

                  29. This Second Amendment shall be governed by and construed in accordance with the laws of the State of California.

                  30. The execution and delivery of this Second Amendment by the directors and officers executing the Second Amendment have been duly authorized by the Boards of Directors of the Bank and the Company, and this Second Amendment constitutes a legal, valid and binding agreement of the parties in accordance with its respective terms.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                       PACIFIC COMMUNITY BANKING GROUP

                                       By:
                                          --------------------------------------
                                          E. Lynn Caswell
                                          Chairman and Chief Executive Officer

                                       By:
                                          --------------------------------------
                                          Alfred Jannard
                                          Secretary

                                       THE BANK OF HEMET

                                       By:
                                          --------------------------------------
                                          John J. McDonough

                                       By:
                                          --------------------------------------
                                          James B. Jaqua

                                       By:
                                          --------------------------------------
                                          John B. Brudin

                                       By:
                                          --------------------------------------
                                          Jack E. Gosch

                                       By:
                                          --------------------------------------
                                          E. Kenneth Hyatt

                                       By:
                                          --------------------------------------
                                          Joseph D. Pehl

                                       By:
                                          --------------------------------------
                                          Clayton A. Record, Jr.